Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Scot Jafroodi
Vice President,
Chief Financial Officer and Treasurer
Insteel Industries Inc.
(336) 786-2141

INSTEEL INDUSTRIES REPORTS FIRST QUARTER 2023 RESULTS

MOUNT AIRY, N.C., January 19, 2023 – Insteel Industries Inc. (NYSE: IIIN) today announced financial results for its first quarter ended December 31, 2022.

First Quarter 2023 Results

Net earnings for the first quarter of fiscal 2023 decreased to $11.1 million, or $0.57 per share, from record earnings of $23.1 million, or $1.18 per diluted share, in the same period a year ago. Earnings for the current year quarter benefited from a $3.3 million, or $0.13 per share gain on the sale of property, plant and equipment. Insteel’s first quarter results were unfavorably impacted by lower shipments and the narrowing of spreads between selling prices and raw material costs.

Net sales decreased 6.5% to $166.9 million from $178.5 million in the prior year quarter primarily from a 10.0% decrease in shipments partially offset by a 3.9% increase in average selling prices. Shipments into nonresidential construction markets during the first quarter were adversely affected by customer destocking that reflects easing supply chain constraints together with the ongoing weakness in the residential construction market. On a sequential basis, shipments decreased 12.0% from the fourth quarter of fiscal 2022, reflecting the usual seasonal slowdown in construction activity, while average selling prices fell 8.8%.

Gross margin narrowed to 10.7% from 23.7% in the prior year quarter due to the reduction in spreads between selling prices and raw material costs together with a decrease in shipments and higher operating costs that reflect lower production volumes and general inflationary trends. The spread compression was driven by the consumption of higher cost inventory purchased primarily in fiscal 2022.

Operating activities generated $33.0 million of cash during the quarter compared to $13.6 million in the prior year quarter due to the relative changes in working capital. Working capital provided $17.8 million in the current quarter, driven by the reduction in receivables and inventories, while using $21.4 million in the prior year quarter.

Capital Allocation and Liquidity

Capital expenditures for the first quarter of fiscal 2023 increased to $8.2 million from $0.8 million in the prior year quarter. Capital outlays for fiscal 2023 are expected to total up to approximately $30.0 million primarily focused on expenditures to advance the growth of the engineered structural mesh business and to support cost and productivity improvement initiatives in addition to recurring maintenance needs.

On December 23, 2022, Insteel paid a special cash dividend totaling $38.9 million, or $2.00 per share, in addition to its regular quarterly cash dividend of $0.03 per share and ended the quarter with $42.6 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Outlook

“Following a year of record financial results, the first quarter of fiscal 2023 was a period of transition as our supply chain recovers from unprecedented constraints of the prior year,” commented H.O. Woltz III, Insteel’s President and CEO. “As we move into the second quarter, we expect our results will continue to be affected by the consumption of higher cost inventories along with the usual weather-related slowdown in construction activity.”

Woltz continued, “Throughout fiscal 2022, we mentioned the favorable impact on gross margin of steadily increasing steel prices matched against lower cost inventories under our first-in, first-out (“FIFO”) accounting methodology. When steel prices decline, we experience the flipside of the FIFO impact. Our accounting methodology does not diminish the favorable outlook for nonresidential construction markets or our financial performance once the inventory pipeline has normalized. Customer sentiment remains positive, and we expect to benefit from incremental demand from projects funded by the Infrastructure Investment and Jobs Act during the second half of fiscal 2023. Additionally, we should be positively impacted by the completion of several capital projects that will allow us to expand our capacity and reduce the cash cost of production.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its first quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://investor.insteel.com and will be archived for replay.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products and concrete contractors for use, primarily, in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to several risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail in our Annual Report on Form 10-K for the year ended October 1, 2022 and may be updated from time to time in our other filings with the U.S. Securities and Exchange Commission (the “SEC”).

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All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made, and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: the impact of COVID-19 on the economy, demand for our products and our operations, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties; general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for Engineered Structural Mesh (“ESM”) and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our business or operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended October 1, 2022, and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended
	December 31,	January 1,
	2022	2022

Net sales	$166,899	$178,459
Cost of sales	149,113	136,095
Gross profit	17,786	42,364
Selling, general and administrative expense	7,126	12,281
Restructuring charges, net	-	47
Other income, net	(3,342)	(5)
Interest expense	24	22
Interest income	(440)	(14)
Earnings before income taxes	14,418	30,033
Income taxes	3,295	6,904
Net earnings	$11,123	$23,129

Net earnings per share:
Basic	$0.57	$1.19
Diluted	0.57	1.18

Weighted average shares outstanding:
Basic	19,525	19,411
Diluted	19,584	19,636

Cash dividends declared per share	$2.03	$2.03

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	December 31,	January 1,	October 1,
	2022	2022	2022
Assets
Current assets:
Cash and cash equivalents	$42,638	$63,020	$48,316
Accounts receivable, net	68,789	73,562	81,646
Inventories	171,185	81,558	197,654
Other current assets	5,599	8,664	7,716
Total current assets	288,211	226,804	335,332
Property, plant and equipment, net	107,178	103,442	108,156
Intangibles, net	6,653	7,460	6,847
Goodwill	9,745	9,745	9,745
Other assets	11,969	21,328	11,665
Total assets	$423,756	$368,779	$471,745

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$30,801	$35,369	$46,796
Accrued expenses	14,112	27,205	15,800
Total current liabilities	44,913	62,574	62,596
Long-term debt	-	-	-
Other liabilities	18,169	20,185	19,405
Commitments and contingencies
Shareholders' equity:
Common stock	19,451	19,414	19,478
Additional paid-in capital	82,082	78,945	81,997
Retained earnings	260,118	190,103	289,246
Accumulated other comprehensive loss	(977)	(2,442)	(977)
Total shareholders' equity	360,674	286,020	389,744
Total liabilities and shareholders' equity	$423,756	$368,779	$471,745

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	December 31,	January 1,
	2022	2022
Cash Flows From Operating Activities:
Net earnings	$11,123	$23,129
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,350	3,705
Amortization of capitalized financing costs	16	16
Stock-based compensation expense	130	272
Deferred income taxes	(1,378)	16
(Gain) loss on sale and disposition of property, plant and equipment	(3,324)	14
Increase in cash surrender value of life insurance policies over premiums paid	(363)	(115)
Net changes in assets and liabilities:
Accounts receivable, net	12,857	(5,645)
Inventories	26,469	(2,509)
Accounts payable and accrued expenses	(21,520)	(13,231)
Other changes	5,646	7,979
Total adjustments	21,883	(9,498)
Net cash provided by operating activities	33,006	13,631

Cash Flows From Investing Activities:
Capital expenditures	(8,200)	(838)
Increase in cash surrender value of life insurance policies	(81)	(308)
Proceeds from sale of property, plant and equipment	9,920	6
Proceeds from surrender of life insurance policies	-	64
Net cash provided by (used for) investing activities	1,639	(1,076)

Cash Flows From Financing Activities:
Proceeds from long-term debt	67	45
Principal payments on long-term debt	(67)	(45)
Cash dividends paid	(39,501)	(39,410)
Payment of employee tax withholdings related to net share transactions	-	(55)
Cash received from exercise of stock options	94	46
Repurchases of common stock	(916)	-
Net cash used for financing activities	(40,323)	(39,419)

Net decrease in cash and cash equivalents	(5,678)	(26,864)
Cash and cash equivalents at beginning of period	48,316	89,884
Cash and cash equivalents at end of period	$42,638	$63,020

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$187	$83
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	1,520	497
Restricted stock units and stock options surrendered for withholding taxes payable	-	55

IIIN – E

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